Exhibit 10.10

May 4, 2025

Blue Planet New Energy Technology Limited

Re: Termination Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) confirms and supplements the agreement between Allied Gaming & Entertainment, Inc., a Delaware corporation (the “Company”), and Blue Planet New Energy Technology Limited (“Blue Planet”) in connection with that certain Termination Agreement, by and between the Company and Blue Planet, dated as of April 25, 2025 (the “Termination Agreement”). Capitalized terms used herein and not defined shall have the meaning set forth in the Purchase Agreement.

The Company and Blue Planet agree that in addition to the conditions set forth in Section 2 of the Termination Agreement, the Termination Agreement will not become effective until (i) the Company shall have paid to Blue Planet in cash in the amount of $6,600,000 by wire transfer or check to an account designated by Blue Planet; and (ii) Blue Planet shall have returned the Warrant to the Company for cancellation and the Company shall have cancelled and terminated the Warrant.

Except as set forth herein, the Termination Agreement is unmodified and will remain in full force and effect. This letter may be executed in counterparts by the Company and Blue Planet.

[Signature Page Follows]

Sincerely,

Allied Gaming & Entertainment, Inc.

By:	/s/ Yinghua Chen
Name:	Yinghua Chen
Title:	Chief Executive Officer

Agreed and Accepted this 4th day of May, 2025:

BLUE PLANET NEW ENERGY TECHNOLOGY LIMITED

By:	/s/ Philip Zongmin
Name:	Philip Zongmin
Title:	Director